Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Bonanza Creek Energy, Inc. and in the related Prospectus of our reports dated February 28, 2014, relating to our audits of the consolidated financial statements of Bonanza Creek Energy, Inc. and its subsidiaries as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013, and internal control over financial reporting of Bonanza Creek Energy, Inc., which appear in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Denver, Colorado
August 6, 2014